Exhibit 99.1

Bank of the James Reports First Quarter 2014 Financial Results

Expanded Operations Contribute to Record Asset, Loan, Deposit Levels

Lynchburg, VA., April 29, 2014 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, today announced unaudited results for the three months ended March 31, 2014.

Performance Highlights

•	Net income for the three months ended March 31, 2014 was $705,000 or $0.21 per diluted share, compared with $788,000 or $0.24 per diluted share for the three months ended March 31, 2013.

•	Net interest income after provision for loan losses increased to $3.90 million in first quarter 2014 compared with $3.69 million in first quarter 2013, reflecting modest loan income growth, interest expense reduction, and a lower provision for loan losses compared with the prior year’s first quarter.

•	Total assets increased to a company-record $442.58 million at March 31, 2014 compared with $428.09 million at March 31, 2013 and up from $434.51 million at December 31, 2013.

•	Total loans (including loans held for sale), net of allowance for loan losses, rose to $350.99 million at March 31, 2014 – highest in the company’s history – compared with $326.31 million at March 31, 2013 and $341.92 million at December 31, 2013, primarily reflecting continued growth in commercial real estate lending and selectively retained residential mortgages.

•	Owner-occupied and investor-owned real estate loan totals increased 11% at March 31, 2014 compared with totals in first quarter 2013.

•	The bank added 13 new commercial relationships with loans of $200,000 or more during first quarter 2014.

•	Deposits grew to a record $398.13 million at March 31, 2014 compared with $385.19 million at March 31, 2013 and $387.40 million at December 31, 2013. The year-over-year increase primarily reflected a 13.3% growth in noninterest bearing demand deposit accounts (DDAs).

•	The company continued to demonstrate strong asset quality, with nonperforming assets to total assets of 1.13% in first quarter 2014 compared with 1.95% in first quarter 2013, reflecting continued asset quality improvement. The ratio of nonaccruing loans to total loans was 0.93% at March 31, 2014 compared with 1.82% at March 31, 2013.

•	The total dollar amount of nonperforming loans declined to $3.28 million at March 31, 2014 compared with $6.04 million at March 31, 2013.

•	Interest expense management and growth in lower-cost deposits, including business banking demand accounts, contributed to net interest margin stability. The bank reported a net interest margin of 4.01% for the quarter ended March 31, 2014 compared with 4.06% for the quarter ended March 31, 2013.

•	Reflecting increased shareholder value, total stockholders’ equity increased to $31.32 million compared with $29.77 million at December 31, 2013. Book value per share increased to $9.31 per share at March 31, 2014 from $8.94 at March 31, 2013 and $8.85 at December 31, 2013.

Robert R. Chapman III, President and CEO, commented: “Our first quarter 2014 financial performance reflected increased scale and meaningful gains in building the Bank of the James franchise. Our efforts are contributing to increased shareholder value. The first quarter reflected some negative impact related to difficult weather conditions, particularly slower-than-expected residential mortgage activity, yet net income exceeded expectations. Our results also reflected the investments we have made to expand the Bank of the James franchise into new markets.

“As we grow, we have remained mindful of maintaining the high levels of asset quality the company has demonstrated in past quarters. We have met or exceeded our goals for asset and loan quality, and we will continue competing for high quality opportunities and applying our prudent loan underwriting and risk management practices.

“We entered the second quarter with a robust loan pipeline, representing not only quality credits, but the opportunity to build a complete banking relationship with each new customer. We believe this approach has proven its value through enhanced customer retention and less transient business. This strategy is being demonstrated, for example, by the addition of core deposits and increased use of electronic banking services that are part of a multi-faceted relationship with customers. We believe this business philosophy will remain the driving force behind the bank’s success.”

First Quarter 2014 Income Statement Highlights

Net income for the three months ended March 31, 2014 was $705,000 or $0.21 per diluted share, compared with $788,000 or $0.24 per diluted share for the three months ended March 31, 2013. Net income reflected modest growth in total interest income, reduced interest expense and a reduction in the provision for loan losses to $55,000 in first quarter 2014 compared with $235,000 in first quarter 2013.

The company’s total interest income, primarily reflecting higher interest income from loans, was $4.55 million in the first quarter 2014 compared with $4.54 million in first quarter 2013. Total interest expense declined to $591,000 at March 31, 2014 compared with $616,000 at March 31, 2013, reflecting interest expense management, including selective re-pricing of higher cost time deposits. This contributed to a decline in expense related to time deposits compared with the first quarter 2013. Net interest income increased to $3.95 million at March 31, 2014 compared with $3.92 million at March 31, 2013.

“We believe that in a continuing low interest rate environment, we have demonstrated the ability to stay ahead of the curve by re-balancing our portfolios to reflect competitive pricing on the deposit side and by obtaining reasonable rates and loan structures on the lending side,” explained J. Todd Scruggs, CFO. “We feel holding net interest margin at or near 4% is a significant accomplishment. We were particularly pleased with the growth in noninterest bearing demand deposits, primarily reflecting the continued traction we are getting in our commercial banking relationship business, which is also contributing to a lower cost of funds.”

Noninterest income from fees, service charges and commissions, including fees from the bank’s expanded line of treasury management services for commercial customers, was $717,000 in first quarter 2014 compared with $964,000 in first quarter 2013. The prior year’s first quarter included a $259,000 gain on the sale of securities. Mortgage fee income declined year-over-year, reflecting a slowing of mortgage refinancing activity, partially offset by an increase in purchase mortgage originations. Service charges, fees and commissions increased to $350,000 in first quarter 2014 compared with $303,000 in first quarter 2013. Chapman noted that commercial treasury management services continue to generate increased fee income and provide a key element in relationship-focused commercial banking activities.

Noninterest expense increased 2.21% to $3.61 million at March 31, 2014 compared with $3.53 million at March 31, 2013, primarily reflecting increases in compensation and occupancy expense. The company’s efficiency ratio was 77.26% in first quarter 2014 compared with 72.28% in first quarter 2013, primarily reflecting our investment in growth.

“We feel we have effectively maintained the expenses related to our core operations in Region 2000, and have prudently invested in experienced people and cost-effective facilities to build important market presence in the Charlottesville, Roanoke and Appomattox markets,” Chapman explained. “As we build our business in these markets, we expect our investments to demonstrate accelerating results that will positively impact our bottom line.”

Balance Sheet Highlights and Outlook

Loans (including loans held for sale), net of a $5.26 million allowance for loan losses, were $350.99 million at March 31, 2014 compared with loans, net of a $5.61 allowance for loan losses, of $326.31 million at March 31, 2013. At December 31, 2013 loans (including loans held for sale), net of a $5.19 million allowance for loan losses, were $341.92 million.

“During the past year, we have pursued our goal of diversifying the bank’s loan portfolio,” Chapman explained. “We have in the past several years added balance to our loan portfolio through increased commercial lending activity and our related deposit and services businesses.”

Commercial loans increased to $58.83 million in first quarter 2014 compared with $57.38 million in first quarter 2013, owner-occupied real estate totals rose to $108.81 million compared to $99.40 million in the prior year’s first quarter, and investor-owned real estate grew to $107.17 million in first quarter 2014 compared with $95.37 million in the first quarter 2013. Consumer lines of credit increased year-over-year, while consumer and construction loan totals were essentially unchanged compared with the prior year’s first quarter.

Total deposits at March 31, 2014 increased to a record $398.13 million compared with $385.19 million at March 31, 2013 and $387.40 million at December 31, 2013. Total assets grew to a company record $442.58 million at March 31, 2014. The company accomplished asset growth while shrinking its portfolio of other owned real estate (OREO) from $2.32 million at March 31, 2013 to $1.71 million at March 31, 2014, reflecting steady disposition of owned properties and few assets being added to OREO.

The company grew its balance sheet while improving asset quality metrics. At March 31, 2014, the company’s ratio of nonperforming loans to total loans was 0.93%, and its allowance for loan losses to total loans was 1.48%, with an allowance for loan losses to nonperforming loans of 160.25%. Reflecting improved asset quality, the company’s allowance for loan losses declined 6.15% compared with a year ago, and the provision for loan losses declined 76.60% to $55,000 at March 31, 2014 from $235,000 at March 31, 2013. Charge-offs declined 97.85% to $4,000 at March 31, 2014 from $186,000 at March 31, 2013. Recoveries increased from $22,000 at March 31, 2013 to $24,000 at March 31, 2014. The bank’s “Texas Ratio” (NPAs + Troubled Debt Restructurings: Capital + Loan Loss Reserve), a measurement of asset quality, was 12.16% at March 31, 2014.

The company’s ratio of average equity to average assets increased to 7.31% at March 31, 2014 compared with 6.75% at March 31, 2013. At March 31, 2014, return on average assets (ROAA) was 0.65% compared with ROAA of 0.74% at March 31, 2013, with the decline primarily reflecting the company’s larger asset base. Return on average equity was 8.90% in first quarter 2014 compared with 11.02% in first quarter 2013, which management anticipates will improve as new assets become increasingly productive. Total stockholders’ equity increased to $31.32 million at March 31, 2014 compared with $29.97 million at March 31, 2013, while the company’s book value rose to $9.31 per share compared with $8.94 at March 31, 2013.

The bank remained “well capitalized” by accepted regulatory standards, with an approximate tier 1 to average total assets ratio of 9.29%, an approximate tier 1 risk-based capital ratio of 11.97% and an approximate total risk-based capital ratio of 13.22% at March 31, 2014.

Chapman concluded: “We remain encouraged by the slow but steady improvement in the economy, an uptick in business activity and residential housing markets. Like many banks, we have felt the impact of the decline in mortgage refinancing, however, anticipating this slowing, we worked diligently to leverage our longstanding reputation as a purchase mortgage lender to build this business. As a result, purchase mortgage originations comprised 74% of our loan activity during the first quarter. We expect a stronger mortgage business in second quarter 2014 due to the seasonality of the business and the positive impact of warmer weather. The strengthening local real estate market has also enabled us to continue to dispose of bank owned assets at more attractive prices.

“With a broader array of services and capabilities, our team has more opportunities than ever to present a suite of integrated financial solutions to current and potential customers. Working from a firm financial footing, we are enthusiastic about the opportunity to grow Bank of the James and hope to enhance shareholder value in the process.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets in and around Central Virginia. The bank operates nine full service locations, two loan production offices, and an investment services division. The company is celebrating its 15th anniversary this year. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

FINANCIAL TABLES FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Mar 31, 2014	Three months ending Mar 31, 2013	Change	Year to date Mar 31, 2014	Year to date Mar 31, 2013	Change
Interest income	$4,545	$4,537	0.18%	$4,545	$4,537	0.18%
Interest expense	591	616	-4.06%	591	616	-4.06%
Net interest income	3,954	3,921	0.84%	3,954	3,921	0.84%
Provision for loan losses	55	235	-76.60%	55	235	-76.60%
Noninterest income	717	964	-25.62%	717	964	-25.62%
Noninterest expense	3,609	3,531	2.21%	3,609	3,531	2.21%
Income taxes	302	331	-8.76%	302	331	-8.76%
Net income	705	788	-10.53%	705	788	-10.53%
Weighted average shares outstanding	3,364,874	3,352,725	0.36%	3,364,874	3,352,725	0.36%
Basic net income per share	$0.21	$0.24	$(0.03)	$0.21	$0.24	$(0.03)
Fully diluted net income per share	$0.21	$0.24	$(0.03)	$0.21	$0.24	$(0.03)

Balance Sheet at period end:	Mar 31, 2014	Dec 31, 2013	Change	Mar 31, 2013	Dec 31, 2012	Change
Loans, net	$349,156	$339,994	2.69%	$325,510	$318,754	2.12%
Loans held for sale	1,831	1,921	-4.69%	804	434	85.25%
Total securities	47,871	49,628	-3.54%	48,777	56,471	-13.62%
Total deposits	398,126	387,398	2.77%	385,194	374,234	2.93%
Stockholders’ equity	31,323	29,772	5.21%	29,972	26,805	11.81%
Total assets	442,584	434,511	1.86%	428,086	441,381	-3.01%
Shares outstanding	3,364,874	3,364,874	—	3,352,725	3,352,725	—
Book value per share	$9.31	$8.85	0.46	$8.94	$7.99	$0.94

Daily averages:	Three months ending Mar 31, 2014	Three months ending Mar 31, 2013	Change	Year to date Mar 31, 2014	Year to date Mar 31, 2013	Change
Loans, net	$343,392	$321,431	6.83%	$343,392	$321,431	6.83%
Loans held for sale	634	964	-34.23%	634	964	-34.23%
Total securities	51,287	53,003	-3.24%	51,287	53,003	-3.24%
Total deposits	393,173	387,999	1.33%	393,173	387,999	1.33%
Stockholders’ equity	32,142	28,989	10.88%	32,142	28,989	10.88%
Interest earning assets	402,865	391,029	3.03%	402,865	391,029	3.03%
Interest bearing liabilities	338,417	333,404	1.50%	338,417	333,404	1.50%
Total assets	439,824	429,431	2.42%	439,824	429,431	2.42%

Financial Ratios:	Three months ending Mar 31, 2014	Three months ending Mar 31, 2013	Change	Year to date Mar 31, 2014	Year to date Mar 31, 2013	Change
Return on average assets	0.65%	0.74%	(0.09)	0.65%	0.74%	(0.09)
Return on average equity	8.90%	11.02%	(2.12)	8.90%	11.02%	(2.12)
Net interest margin	4.01%	4.06%	(0.05)	4.01%	4.06%	(0.05)
Efficiency ratio	77.26%	72.28%	4.98	77.26%	72.28%	4.98
Average equity to average assets	7.31%	6.75%	0.56	7.31%	6.75%	0.56

Allowance for loan losses:	Three months ending Mar 31, 2014	Three months ending Mar 31, 2013	Change	Year to date Mar 31, 2014	Year to date Mar 31, 2013	Change
Beginning balance	$5,186	$5,535	-6.31%	$5,186	$5,535	-6.31%
Provision for losses	55	235	-76.60%	55	235	-76.60%
Charge-offs	(4)	(186)	-97.85%	(4)	(186)	-97.85%
Recoveries	24	22	9.09%	24	22	9.09%
Ending balance	5,261	5,606	-6.15%	5,261	5,606	-6.15%

Nonperforming assets:	Mar 31, 2014	Dec 31, 2013	Change	Mar 31, 2013	Dec 31, 2012	Change
Total nonperforming loans	$3,283	$3,066	7.08%	$6,040	$6,346	-4.82%
Other real estate owned	1,714	1,451	18.13%	2,318	2,112	9.75%
Total nonperforming assets	4,997	4,517	10.63%	8,358	8,458	-1.18%
Troubled debt restructurings - (performing portion)	561	564	-0.53%	569	572	-0.52%

Asset quality ratios:	Mar 31, 2014	Dec 31, 2013	Change	Mar 31, 2013	Dec 31, 2012	Change
Nonperforming loans to total loans	0.93%	0.89%	0.04	1.82%	1.95%	(0.12)
Allowance for loan losses to total loans	1.48%	1.50%	(0.02)	1.69%	1.70%	(0.00)
Allowance for loan losses to nonperforming loans	160.25%	169.15%	(8.90)	92.81%	87.22%	5.59